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                                  EXHIBIT 99.1
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                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.


                  WWF ENTERTAINMENT AND NBC TO DISCONTINUE XFL

STAMFORD, CONN. MAY 10, 2001 - World Wrestling Federation Entertainment, Inc. (NYSE:WWF) in conjunction with its joint venture partner, NBC, today announced that it will discontinue its professional football league, the XFL. The decision was made after determining that the additional investment required to further develop the XFL was not commensurate with the potential return and the risk inherent in pursuing the venture.

"While we believe that it is an extraordinary accomplishment to have created a new professional football league in what amounts to less than a year's time, we feel that it is in the best interests of our shareholders and our partners to discontinue the XFL," said Vince McMahon, WWFE Chairman. "I would personally like to thank the employees of the XFL and WWFE, the XFL fans, our partner NBC and especially Dick Ebersol and his team for their perseverance, support and enthusiasm that did not waiver throughout the season. We are all proud of the creative innovations that we introduced in the production of the game as well as in the rule changes that were implemented to increase the excitement and enjoyment of the game and provide a fan-friendly brand of football."

Dick Ebersol, Chairman, NBC Sports and Olympics, commented, "Launching a new football league in such a short period of time was a daunting and exciting challenge, but we gave it our best shot in what clearly is a difficult and challenging sports marketplace. I especially want to salute our partners at the WWF, the fans, players and coaches who created a fun and entertaining XFL in-stadium experience."

WWFE will report the operations and related costs of discontinuance of the XFL as discontinued operations in its fourth quarter results for the period ended April 30, 2001. The company anticipates that its share of the after-tax cash losses will be approximately $35 million.



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A conference call is scheduled for this evening  Thursday,  May 10, 2001 at 6:30
PM. To access the call please call 1-800-348-6379


Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, food and beverage, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

Contacts:
 Investors: Thomas Gibbons, Vice President Investor Relations, World Wrestling Federation Entertainment, Inc., (203) 328-2576
 Media : Gary Davis, Vice President Communications, World Wrestling Federation, Entertainment,Inc., (203) 353-5066